EXHIBIT 21
SUBSIDIARIES OF REGISTRANT
The following is a list of the Company’s subsidiaries and the state of organization:
          Capital Solutions Monthly Income Fund, LP – Delaware
          CS Fund General Partner, LLC – Delaware